Exhibit (12)

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

March 20, 2026

Eaton Vance New York Municipal Opportunities Fund

Eaton Vance Investment Trust

One Post Office Square

Boston, MA 02109

Eaton Vance New York Municipal Income Fund

Eaton Vance Municipals Trust

One Post Office Square

Boston, MA 02109

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”), dated February 3, 2026, by and between Eaton Vance Investment Trust, a Massachusetts business trust, (“EVIT”) on behalf of its series Eaton Vance New York Municipal Opportunities Fund (the “Target Fund”), Eaton Vance Municipals Trust, a Massachusetts business trust, (“EVMT”) on behalf of its series Eaton Vance New York Municipal Income Fund (the “Acquiring Fund,” and together with the Target Fund, the “Funds,” and each a “Fund”), and solely for purposes of Section 10 thereto, Boston Management and Research. The Agreement describes a proposed transaction to occur on the date of this letter, pursuant to which the Acquiring Fund will acquire all of the assets of the Target Fund in exchange for shares of beneficial interest in the Acquiring Fund (“Merger Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, following which such Merger Shares received by the Target Fund will be distributed by the Target Fund to its shareholders in liquidation and termination of the Target Fund (the “Reorganization”). This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 7.3 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

The Target Fund is a series of EVIT, which is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as an open-end management investment company. Shares of the Target Fund are redeemable at net asset value at each shareholder’s option. The Target Fund has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Acquiring Fund is a series of EVMT, which is registered under the 1940 Act as an open-end management investment company. Shares of the Acquiring Fund are redeemable at net asset value at each shareholder’s option. The Acquiring Fund has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Code.

March 20, 2026

For purposes of this opinion, we have considered the Agreement, the combined Information Statement/Prospectus dated January 23, 2026, and such other items as we have deemed necessary to render this opinion. In addition, each Fund has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”), representing as to certain facts, occurrences and information upon which such Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of the Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein “to the best of the knowledge” of any person or party is true without regard to such qualification.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i) The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii) Under Section 1032 of the Code, the Acquiring Fund will not recognize gain or loss upon the receipt of assets of the Target Fund in exchange for Merger Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund.

(iii) Under Section 362(b) of the Code, the Acquiring Fund’s tax basis in the assets of the Target Fund transferred to the Acquiring Fund in the Reorganization will be the same as the Target Fund’s tax basis in such assets immediately prior to the Reorganization, increased by any gain or decreased by any loss required to be recognized as described in (v) below.

(iv) Under Section 1223(2) of the Code, the Acquiring Fund’s holding period in each asset received from the Target Fund in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in (v) below, will include the period during which such asset was held or treated for U.S. federal income tax purposes as being held by the Target Fund.

(v) Under Sections 361 and 357 of the Code, the Target Fund will not recognize gain or loss upon the transfer of all of its assets to the Acquiring Fund in exchange for the Merger Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, or upon the distribution of the Merger Shares by the Target Fund to its shareholders in liquidation

March 20, 2026

thereof, except for (A) any gain or loss recognized on (1) “Section 1256 contracts” as defined in Section 1256(b) of the Code or (2) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss required to be recognized by reason of the Reorganization (1) as a result of the closing of the tax year of the Target Fund, (2) upon the termination of a position or (3) upon the transfer of such asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code.

(vi) Under Section 354 of the Code, the shareholders of the Target Fund will not recognize gain or loss upon the exchange of their Target Fund shares for the Merger Shares in the Reorganization (including any fractional shares to which they may be entitled).

(vii) Under Section 358 of the Code, the aggregate tax basis of the Merger Shares that a Target Fund shareholder receives in the Reorganization (including any fractional shares to which they may be entitled) will be the same as the aggregate tax basis of Target Fund shares exchanged therefor.

(viii) Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Merger Shares received (including any fractional shares to which they may be entitled) in the Reorganization will include the shareholder’s holding period for Target Fund shares exchanged therefor, provided the shareholder held such Target Fund shares as capital assets on the date of the exchange.

(ix) The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the U.S. Treasury Regulations thereunder.

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March 20, 2026

No ruling has been or will be obtained from the U.S. Internal Revenue Service (the “IRS”) as to the subject matter of this opinion and there can be no assurance the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, U.S. Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

Very truly yours, /s/ Ropes & Gray LLP
Ropes & Gray LLP
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